EXHIBIT 99.1

PRESS RELEASE

Tarrant Apparel Group Announces First Quarter Results

LOS ANGELES — (BUSINESS WIRE) — Tarrant Apparel Group (NASDAQ:TAGS), a design and sourcing company for private label and private brand casual apparel, today announced financial results for the three months ended March 31, 2009.

The Company reported total net sales of $37.3 million in the first quarter of 2009, a 26.1% decrease compared to total net sales of $50.5 million in the same period of 2008. Private Brands sales were $11.1 million in the first quarter of 2009, compared to $8.3 million in the first quarter of 2008. Private Label sales in the first quarter of 2009 were $26.2 million, as compared to $42.2 million reported in the same period last year.

Gross profit decreased by $2.1 million, or 20.5%, to $8.0 million in the first quarter of 2009 from $10.0 million in the first quarter of 2008. The decrease in gross profit was primarily due to a decrease in total amount of sales. As a percentage of total net sales, gross profit increased from 19.9% in the first quarter of 2008 to 21.4% in the first quarter of 2009. The increase in gross margin in the first quarter of 2009 was due primarily to an increased proportion of sales of Private Brands products that yielded a higher gross margin.

Selling, general and administrative expenses in the first quarter of 2009 were $7.6 million compared to $9.7 million in the first quarter of 2008. The decrease of these expenses in the first quarter of 2009 was due to overhead reduction and cost-cutting efforts. As a percentage of total net sales, selling, general and administrative expenses increased from 19.3% in the first quarter of 2008 to 20.3% in the first quarter of 2009 due to a lower level of sales in the first quarter of 2009. Included in selling, general and administrative expenses in the first quarter of 2008 was a charge of $848,000 resulting from liquidated damages imposed by the U.S. Customs on two of the Company’s overseas vendors in April 2008.

Royalty expenses decreased by $72,000, or 21.6%, to $262,000 in the first quarter of 2009 from $334,000 in the first quarter of 2008. The decrease was caused by lowered royalty rates under the amended license agreement with American Rag Cie, LLC reached in December 2008. As a percentage of total net sales, these expenses remained at 0.7% in the first quarter of 2009 and 2008.

Income from operations was $153,000 in the first quarter of 2009 compared to loss from operations of $43,000 in the first quarter of 2008. Income before provision for income taxes and minority interest was $2,000 in the first quarter of 2009 compared to loss before provision for income taxes and minority interest of $139,000 in the first quarter of 2008. The net loss for the 2009 first quarter was $171,000 or a net loss of $(0.01) per basic and diluted share compared to a net loss of $253,000 or $(0.01) per basic and diluted share in the year earlier period.

TARRANT APPAREL GROUP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2009 (Unaudited)	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$603	$5,212
Restricted cash	100	100
Accounts receivable, net of $0.7 million and $0.6 million allowance for returns,
discounts and bad debts at March 31, 2009 and December 31, 2008, respectively	23,327	19,199
Due from related parties	15,431	21,581
Inventory	8,574	7,066
Temporary quota rights	—	36
Prepaid expenses	1,221	1,203
Deferred tax assets	153	146
Total current assets	49,409	54,543

Property and equipment, net of $6.2 million and $7.4 million accumulated depreciation
and amortization at March 31, 2009 and December 31, 2008, respectively	2,034	1,985
Due from related parties, net of $2.6 million reserve and $0.8 million adjustment to fair
value both at March 31, 2009 and December 31, 2008	132	139
Deferred financing cost, net of $0.4 million accumulated amortization both at
March 31, 2009 and December 31, 2008	30	67
Other assets	2	2
Goodwill, net	3,283	3,283
Total assets	$54,890	$60,019

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term bank borrowings	$8,226	$10,630
Accounts payable	9,175	11,680
Accrued expenses	4,825	5,850
Income taxes, current portion	4,214	4,223
Debt facility and factoring arrangement	14,167	12,607
Total current liabilities	40,607	44,990

Income taxes, net of current portion	4,528	5,164
Total liabilities	45,135	50,154

Minority interest in PBG7	60	60

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000,000 shares authorized; no shares issued and outstanding
at March 31, 2009 and December 31, 2008	—	—
Common stock, no par value, 100,000,000 shares authorized: 30,543,763 shares
issued and outstanding at March 31, 2009 and December 31, 2008	115,757	115,757
Warrants to purchase common stock	5,471	5,516
Contributed capital	13,023	12,919
Accumulated deficit	(122,915)	(122,744)
Notes receivable from officer and shareholder	(1,641)	(1,643)
Total shareholders' equity	9,695	9,805

Total liabilities and shareholders' equity	$54,890	$60,019

TARRANT APPAREL GROUP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	Three Months Ended March 31,
	2009	2008

Net sales	$34,574	$46,322
Net sales to related party	2,759	4,177
Total net sales	37,333	50,499

Cost of sales	26,831	36,654
Cost of sales to related party	2,520	3,806
Total cost of sales	29,351	40,460

Gross profit	7,982	10,039

Selling and distribution expenses	2,194	3,429
General and administrative expenses	5,373	6,319
Royalty expenses	262	334

Income (loss) from operations	153	(43)

Interest expense	(166)	(230)
Interest income	33	40
Interest in loss of equity method investee	—	(23)
Other income	32	181
Other expense	(50)	(64)

Income (loss) before provision for income taxes and minority interest	2	(139)
Provision for income taxes	173	114
Minority interest	—	(0)

Net loss	$(171)	$(253)

Net loss per share:
Basic and Diluted	$(0.01)	$(0.01)

Weighted average common and common equivalent shares outstanding:
Basic and Diluted	30,543,763	32,043,763

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